Exhibit 99.1

News Release

For more information, contact:
Jon Harris	MEDIA
tel: 630-857-1440

Chris Klinefelter	ANALYSTS
tel: 402-240-4154 www.conagrafoods.com

CONAGRA FOODS COMPARABLE Q1 EPS EXCEEDS EXPECTATIONS;

STRONG MARGIN EXPANSION IN CONSUMER, COMMERCIAL SEGMENTS;

IMPLEMENTING STRATEGIC PLAN;

DIVESTITURE OF PRIVATE LABEL ON TRACK

OMAHA, Neb., Sept 22, 2015 — Today ConAgra Foods, Inc., (NYSE: CAG) reported results for the fiscal 2016 first quarter ended August 30, 2015.

Highlights (% cited indicates change vs. year-ago amounts, where applicable. SG&A refers to selling, general, and administrative expense, and COGS refers to cost of goods sold)

•	Diluted EPS from continuing operations as reported was $0.38, compared to $0.22 in the year-ago period. After adjusting for items impacting comparability, diluted comparable EPS of $0.45 this quarter exceeded $0.39 in the year-ago period.

•	Consumer Foods posted strong operating profit growth and more than 250 basis points of comparable margin improvement through a combination of favorable price/mix and increased productivity.

•	Commercial Foods posted good sales and operating profit performance, primarily due to strong volumes, favorable mix, and efficiencies for Lamb Weston.

•	The divestiture process for the private label operations is proceeding as planned, and the company expects to have an announcement on the outcome of this process later this fall. The company recognized a large impairment charge for the private label operations, based on preliminary estimates, in connection with the reclassification of this business into assets held for sale.

CEO Perspective:

Sean Connolly, chief executive officer of ConAgra Foods, said, “We are off to a strong start in fiscal 2016. While early days, we are making good progress against our plan to drive margin improvement within a more focused portfolio. In the near-term, we expect to

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grow profits modestly in fiscal 2016 across the Consumer Foods and Commercial Foods segments by building on the stronger foundations established last fiscal year, with an emphasis on improving price/mix and implementing relentless cost discipline.”

“Our entire organization is focused on delivering long-term top- and bottom-line improvement. Rigorous portfolio segmentation work and improving innovation capabilities should benefit our top line over time, and we are in the midst of developing aggressive cost savings plans to drive improved SG&A, trade spend efficiency, and COGS. We are confident in our ability to unlock long-term value as we execute our plans to become a leaner, more focused company.”

Overall Quarterly Results

For the fiscal 2016 first quarter ended August 30, 2015, diluted earnings per share from continuing operations were $0.38 as reported, vs. $0.22 for the first quarter of fiscal 2015. After adjusting for items impacting comparability, comparable diluted EPS was $0.45 this quarter and $0.39 in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 10.

The private label operations have been reclassified as discontinued operations given the company’s plans to exit this business, and there is no longer a Private Brands segment. In connection with the pending divestiture, the company has also moved small amounts across segments, and this has slightly altered historical presentation of results.

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $1.7 billion and operating profit of $242 million, as reported. Sales were flat as reported, with flat volume, a 2% benefit from price/mix, and 2% unfavorable impact of foreign exchange (all rounded).

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In fiscal 2016, the Consumer Foods segment is focused on continuing to strengthen its core business by emphasizing its highest-potential brands, focusing on the most promising sales channels, expanding margins, and getting more brands ready for stronger marketing support in the future. The segment is showing early progress.

•	Brands posting sales growth for the quarter include Chef Boyardee, Egg Beater’s, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, PF Chang’s, Reddi-wip, Ro*Tel, Rosarita, Slim Jim, Swiss Miss, and Wolf.

•	Other brand details are in the written Q&A document accompanying this release.

Segment operating profit was $242 million versus $193 million in the year-ago period, as reported. After adjusting for $7 million of net expense in the current quarter and $10 million of net expense in the year-ago period from items impacting comparability, current quarter operating profit of $248 million increased 22% over comparable year-ago amounts. Advertising investment increased $5 million, or 7%. Comparable operating margin increased more than 250 basis points, reflecting the benefit of better price/mix as well as good productivity. The impact of foreign exchange negatively impacted profitability, while commodity inflation was not material this quarter.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and bakery products, as well as consumer branded and private label packaged food items, sold to restaurants, foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.1 billion, ahead of $1.1 billion (rounded) a year ago, and operating profit was $139 million, ahead of $119 million a year ago, as reported. Sales for Lamb Weston’s potato operations grew globally, with domestic growth outpacing international growth. International sales are on track to return to normal levels in fiscal 2016 following the impact of the West Coast port labor dispute that was resolved last fiscal year. Sales for the rest of the segment were in line with year-ago amounts.

Segment operating profit grew 17% as reported and 13% after adjusting for items impacting comparability. All major business lines in the segment posted comparable profit growth. Lamb Weston made the most significant contribution to the segment’s profit increase, reflecting its strong sales performance, favorable mix, and operating efficiencies from good raw potato crop quality.

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Hedging Activities

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $2 million of net expense in the current quarter and $33 million of net expense in the year-ago period. The company identifies these amounts as items impacting comparability within the discussion of unallocated Corporate results.

Other Items

•	Unallocated Corporate amounts were $85 million of expense in the current quarter and $115 million of expense in the year-ago period. Current-quarter amounts include $2 million of hedge-related expense and $11 million of expense from other items impacting comparability. Year-ago period amounts include $33 million of hedge-related expense and $24 million of net expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $72 million for the current quarter and $58 million in the year-ago period.

•	Equity method investment earnings were $37 million for the current quarter and $26 million in the year-ago period; the year-over-year increase mostly reflects the inclusion of a full quarter’s profits for the Ardent Mills joint venture (only two months of activity were included in the year-ago amounts).

•	Net interest expense was $80 million in the current quarter and $83 million in the year-ago period.

Capital Items

•	The company is committed to an investment grade debt rating, and plans a balanced approach to capital allocation in fiscal 2016, including further debt reduction, repurchasing shares as market conditions warrant, and a top tier dividend. The company will assess opportunities to increase the dividend after it is further along with the strategic plan outlined at the end of fiscal 2015.

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•	Dividends for the quarter totaled $107 million versus $105 million in the year-ago period.

•	The company did not repurchase any shares during the quarter.

•	For the current quarter, capital expenditures for property, plant and equipment were $108 million, compared with $90 million in the year-ago period. Depreciation and amortization expense was approximately $92 million for the fiscal first quarter; this compares with a total of $96 million in the year-ago period.

Discontinued Operations:

Discontinued operations (currently the private label operations) posted a loss of ($3.23) per diluted share this quarter, reflecting a significant impairment charge related to the reclassification of assets as held for sale. After adjusting for this charge, the private label operations earned $0.04 per diluted share this quarter. Expected earnings from the private label operations were included in the company’s previously issued guidance.

Discontinued operations in the first quarter of fiscal 2015 contributed $0.90 per diluted share as reported and $0.08 per diluted share after adjusting for items impacting comparability. The largest item impacting comparability for that period was a gain related to Ardent Mills; the fair value of the company’s interest in Ardent Mills exceeded the carrying value of the former ConAgra Mills assets contributed in the formation of that entity.

The company notes that because the private label operations are now classified as assets held for sale, there will no longer be any depreciation or amortization expense for these assets. Due to timing, this change had a slight benefit in the current quarter and should have a larger benefit in subsequent quarters.

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Outlook

The company will offer more details on fiscal 2016 EPS guidance once it is further along with the process of divesting the private label operations, determining associated SG&A reduction targets, and finalizing investment levels for the remaining segments. The company expects the Consumer Foods and Commercial Foods segments to post modest comparable operating profit growth for the full fiscal year.

With regard to the second quarter of fiscal 2016, the company expects diluted EPS, adjusted for items impacting comparability, to be approximately in line with year-ago comparable amounts. Despite strong fundamentals and expectations for continued margin expansion, comparable operating profits for the Consumer Foods segment in the fiscal second quarter are expected to be negatively impacted by foreign exchange, as well as a planned increase in marketing investment. Profits for the Commercial Foods segment are expected to post an increase in profitability year-over-year in the fiscal second quarter. Expected contribution from the private label operations, which are now in discontinued operations, is included in this guidance. As previously mentioned, results from the private label operations will benefit from the absence of depreciation and amortization.

As announced on June 30, 2015, the company is focused on the divestiture of the private label operations, as well as on creating long-term value by:

•	Aggressively reducing costs, with an increased focus on SG&A and the elimination of stranded costs once the sale of the private label operations is complete,

•	Growing consumer brands (Consumer Foods segment) and Lamb Weston (within the Commercial Foods segment), as well as

•	Balanced capital allocation.

These plans are still being developed, and the company will offer long-term financial expectations about these plans in due course.

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Major Items Impacting First-quarter Fiscal 2016 EPS Comparability

Included in the $0.38 diluted EPS from continuing operations for the first quarter of fiscal 2016 (EPS amounts rounded and after tax):

•	Approximately $0.02 per diluted share of net expense, or $17 million pretax, related to restructuring charges. $10 million of this is classified within unallocated Corporate expense (all SG&A) and $7 million is classified within the Consumer Foods segment ($4 million COGS/$3 million SG&A).

•	Note: Comparable EPS contribution from the private label operations, now classified as discontinued operations, was approximately $0.04 per diluted share. Contribution from the private label operations was included in original guidance. The $0.04 per diluted share excludes an impairment charge of $3.27 per diluted share, or $1.95 billion pretax. These amounts are shown as part of the Regulation G reconciliation on page 10.

Included in the $0.22 diluted EPS from continuing operations for the first quarter of fiscal 2015 (EPS amounts rounded and after tax):

•	Approximately $0.05 per diluted share of net expense, or $33 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.04 per diluted share of net expense, or $25 million pretax, related to extinguishing debt. This is classified within unallocated Corporate expense.

•	Approximately $0.02 per diluted share of net expense, or $16 million pretax, resulting from restructuring activities. $10 million of this is classified within the Consumer Foods segment ($8 million COGS/$2 million SG&A), $4 million within the Commercial Foods segment (all SG&A) and $2 million within unallocated Corporate expense (essentially all SG&A).

•	Approximately $0.01 per diluted share of net benefit, or $2 million pretax, related to historical legal matters, a portion of which is not taxable, within unallocated Corporate expense.

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•	Note: Prior year comparable EPS included approximately $0.08 from operations subsequently reclassified to discontinued operations. The $0.08 per diluted share excludes items impacting comparability, which are shown on page 10.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-627-6582 and 1-719-325-4785, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 6589833. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully execute an exit option for its private label operations within the expected time frame or at all; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q1 FY16 and Q1 FY15 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, and Commercial Foods segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q1 FY16 & Q1 FY15 Diluted EPS from Continuing Operations

	Q1 FY16	Q1 FY15	% change
Diluted EPS from continuing operations	$0.38	$0.22	73%
Items impacting comparability:
Net expense related to restructuring charges	0.02	0.02
Net expense related to unallocated mark-to-market impact of derivatives	—	0.05
Net expense related to extinguishment of debt	—	0.04
Net benefit related to historical legal matters	—	(0.01)
Rounding	0.01	(0.01)

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.41	$0.31
Net EPS contribution subsequently reclassified to discontinued operations (included in guidance/base)*:	$0.04	$0.08

Diluted EPS, adjusted for items impacting comparability	$0.45	$0.39	15%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY16	Q1 FY15	% change
Consumer Foods Segment Operating Profit	$242	$193	25%
Total restructuring charges	7	10

Consumer Foods Segment Adjusted Operating Profit	$248	$203	22%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY16	Q1 FY15	% change
Commercial Foods Segment Operating Profit	$139	$119	17%
Total restructuring charges	—	4

Commercial Foods Segment Adjusted Operating Profit	$139	$123	13%

	Q1 FY16	Q1 FY15
*Diluted EPS from discontinued operations	$(3.23)	$0.90
Items impacting comparability:
Net expense related to impairment of goodwill and other intangible assets	$3.27	$—
Net expense related to restructuring charges	0.01	0.01
Milling results including gain	—	(0.87)
Net expense related to unallocated mark-to-market impact of derivatives	—	0.02
Rounding	(0.01)	0.02

Diluted EPS from discontinued operations, adjusted for items impacting comparability	$0.04	$0.08

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	August 30, 2015	August 24, 2014	Percent Change
SALES
Consumer Foods	$1,697.2	$1,703.0	(0.3)%
Commercial Foods	1,096.6	1,060.0	3.5%

Total	2,793.8	2,763.0	1.1%
OPERATING PROFIT
Consumer Foods	$241.5	$193.1	25.1%
Commercial Foods	138.8	118.9	16.7%

Total operating profit for segments	380.3	312.0	21.9%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(84.9)	(115.0)	(26.2)%
Interest expense, net	(80.3)	(83.3)	(3.6)%

Income from continuing operations before income taxes and equity method investment earnings	$215.1	$113.7	89.2%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statement of Operations

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	August 30, 2015	August 24, 2014	Percent Change
Net sales	$2,793.8	$2,763.0	1.1%
Costs and expenses:
Cost of goods sold	2,093.0	2,172.2	(3.6)%
Selling, general and administrative expenses	405.4	393.8	2.9%
Interest expense, net	80.3	83.3	(3.6)%

Income from continuing operations before income taxes and equity method investment earnings	215.1	113.7	89.2%
Income tax expense	84.9	43.1	97.0%
Equity method investment earnings	37.0	25.6	44.5%

Income from continuing operations	167.2	96.2	73.8%
Income (loss) from discontinued operations, net of tax	(1,406.9)	388.3	N/A

Net income (loss)	$(1,239.7)	$484.5	N/A

Less: Net income attributable to noncontrolling interests	1.7	2.2	(22.7)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(1,241.4)	$482.3	N/A

Earnings (loss) per share - basic
Income from continuing operations	$0.38	$0.22	72.7%
Income (loss) from discontinued operations	(3.26)	0.92	N/A
Net income (loss) attributable to ConAgra Foods, Inc.	$(2.88)	$1.14	N/A

Weighted average shares outstanding	430.7	423.9	1.6%
Earnings (loss) per share - diluted
Income from continuing operations	$0.38	$0.22	72.7%
Income (loss) from discontinued operations	(3.23)	0.90	N/A

Net income (loss) attributable to ConAgra Foods, Inc.	$(2.85)	$1.12	N/A

Weighted average share and share equivalents outstanding	435.7	429.3	1.5%

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ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	August 30, 2015	May 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$114.3	$164.7
Receivables, less allowance for doubtful accounts of $4.4 and $4.1	837.3	772.5
Inventories	1,827.3	1,715.2
Prepaid expenses and other current assets	181.3	276.3
Current assets held for sale	765.7	739.0

Total current assets	3,725.9	3,667.7
Property, plant and equipment, net	2,659.0	2,694.0
Goodwill	4,689.5	4,699.5
Brands, trademarks and other intangibles, net	1,392.7	1,313.4
Other assets	973.3	933.5
Noncurrent assets held for sale	2,251.6	4,234.1

	$15,692.0	$17,542.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$13.1	$7.9
Current installments of long-term debt	1,557.3	1,008.0
Accounts payable	1,159.0	1,138.8
Accrued payroll	153.4	218.2
Other accrued liabilities	677.7	649.4
Current liabilities held for sale	285.6	287.9

Total current liabilities	3,846.1	3,310.2
Senior long-term debt, excluding current installments	6,103.7	6,653.0
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,980.0	2,023.2
Noncurrent liabilities held for sale	209.2	749.9
Total stockholders’ equity	3,357.1	4,610.0

	$15,692.0	$17,542.2

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ConAgra Foods, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 30, 2015	August 24, 2014
Cash flows from operating activities:
Net income (loss)	$(1,239.7)	$484.5
Income (loss) from discontinued operations	(1,406.9)	388.3

Income (loss) from continuing operations	167.2	96.2
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	91.6	96.0
Asset impairment charges	0.6	1.3
Loss on sale of fixed assets	2.2	0.9
Earnings of affiliates in excess of distributions	(33.9)	(24.4)
Share-based payments expense	20.6	14.5
Contributions to pension plans	(2.7)	(2.8)
Pension expense	—	(2.3)
Other items	(9.0)	23.0
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(64.6)	(16.6)
Inventory	(111.8)	(92.1)
Deferred income taxes and income taxes payable, net	(22.2)	(17.0)
Prepaid expenses and other current assets	10.9	13.5
Accounts payable	54.6	71.4
Accrued payroll	(55.3)	32.3
Other accrued liabilities	(5.1)	(33.6)

Net cash flows from operating activities — continuing operations	43.1	160.3
Net cash flows from operating activities — discontinued operations	23.7	73.3

Net cash flows from operating activities	66.8	233.6

Cash flows from investing activities:
Additions to property, plant and equipment	(108.0)	(90.4)
Sale of property, plant and equipment	12.9	1.8
Purchase of business, net of cash acquired	—	(75.4)
Purchase of intangible assets	(10.4)	—
Return of investment in equity method investee	—	402.9

Net cash flows from investing activities — continuing operations	(105.5)	238.9
Net cash flows from investing activities — discontinued operations	(20.0)	92.7

Net cash flows from investing activities	(125.5)	331.6

Cash flows from financing activities:
Net short-term borrowings	5.2	407.3
Issuance of long-term debt	—	550.0
Repayment of long-term debt	(2.5)	(1,486.7)
Cash dividends paid	(107.1)	(105.5)
Exercise of stock options and issuance of other stock awards	119.9	27.1
Other items	(1.4)	(5.9)

Net cash flows from financing activities:	14.1	(613.7)

Effect of exchange rate changes on cash and cash equivalents	(1.6)	(0.9)
Net change in cash and cash equivalents	(46.2)	(49.4)
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	18.4	64.9
Less: Cash balance included in assets held for sale at end of period	22.6	21.9
Cash and cash equivalents at beginning of period	164.7	118.2

Cash and cash equivalents at end of period	$114.3	$111.8

See notes to the condensed consolidated financial statements.

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